Enterprise Financial Services Corp

Moderator: Peter Benoist
April 24, 2014
2:30 p.m. CT

Operator: Please stand by, we're about to begin. Good day and welcome to the Enterprise Financial Services Corporation Earnings conference call. Today's conference is being recorded. At this time I would like to turn the conference over to Mr. Peter Benoist. Please go ahead.

Peter Benoist: Thank you, and good afternoon everyone. And welcome to the Enterprise Financial First Quarter Earnings call.

I'd like to remind all listeners that during this call we'll be making forward-looking statements. Actual results may differ materially from results contemplated in our forward-looking statements as a result of various important factors, including those described in our 2013 Annual Report, on Form 10-K, and in subsequent filings with the SEC.

Forward-looking statements speak only to - as of today, Thursday, April 24, 2014, and the company undertakes no obligation to update them in light of new information or future events. I'd also like to remind you that you can find a copy of our First Quarter Press Release, which includes reconciliations of non-GAAP financial measures referred to in this conference call, in the Investor Relations section of our web site.

I am joined today by Steve Marsh, Chairman and Chief Credit Officer of our bank, Scott Goodman, the President and CEO of our bank, and Keene Turner, our Chief Financial Officer.

If you've had a chance to review our release you saw that we reported 30 cents in fully diluted earnings per share for the quarter characterized by solid loan growth, which Scott will detail, emanated from all three of our markets, and while somewhat back-ended in the quarter, has continued and bodes well for the second quarter.

We had another strong quarter in terms of asset quality, with a 20% linked quarter decrease in non-performing loans to 71 basis points of portfolio loans, and non-performing assets declining to 81 basis points of total assets. Reserve coverage on non-performing loans increased to a healthy 180%, and charge-offs for the quarter were a modest 8 basis points.

On a linked quarter and year-over-year basis though we did see declines in both net interest margin and net interest income. On a linked quarter basis core margin, net of the impacts PCI loans and the high level of prepayment fees experienced in the fourth quarter of last year, remained relatively flat. Year-over-year core margin trends reflect the impact of the lower level of interest rates on newly originated loans.

While Keene will give more detail on the trends in net interest income and net interest margins, suffice it to say that we continue to expect some modest margin compression resulting from intense price competition in all of our markets.

Our core pretax earnings nearly doubled from the prior fourth quarter, but declined 13% from the year ago quarter as a result of compressed margins and modest loan growth in the first half of the year as we avoided taking substantial loan pricing and duration risk, principally in the commercial real estate segment of our portfolio.

Since June 30 of last year the commercial real estate and construction segments of our loan portfolios have stabilized, and commercial and industrial loans have shown an annualized growth rate of 13.2% and represent 49% of total portfolio loans. We believe these trends bode well for loan growth prospects in future quarters, as well as driving a more asset-sensitive balance sheet.

I'd like to ask Scott Goodman to take a moment and characterize the nature of our loan activity during the quarter, to give you some color on our markets, and to comment on our fee businesses. Scott?

Scott Goodman: Thank you Peter. In general growth for the quarter was driven by continued success in C&I focused relationships with some elevated emphasis on select commercial real estate opportunities and aided by a continued downward trend on commercial real estate payouts.

Growth in the C&I sector includes success in expanding our niche lines of business, as well as traction on new relationship pull. Organic loan demand from existing clients remains modest and line usage also remains stagnant compared to last quarter.

On a market level we experienced good growth in both the St. Louis and Arizona markets, offset by a slight decline in Kansas City. The majority of the St. Louis growth was attributable to new C&I originations with some contribution from commercial real estate.

We continue to see momentum around our niche lending areas, principally life insurance premium finance up 10% on an annualized basis, and enterprise value lending or EVL, which was up 30% annualized for the quarter. M&A seems to be driving a lot of activity, primarily within our EVL niche, but also in connection with portfolio-centered strategic acquisitions and succession planning.

We also experienced some growth in commercial real estate resulting from targeted calling on existing relationships. This commercial activity was complemented by decent growth in our consumer and residential portfolio product sets as we've begun to get some traction on our cross-selling efforts.

KC originations slipped modestly in the current quarter. On a positive note, pay-downs moderated as well, and origination activity trended up throughout the quarter. We're also getting traction on the expansion of our EVL niche to the Kansas City market.

The positive trends resulted in net loan growth in the month of March and the short-term pipeline is particularly strong in Kansas City with a good mix of commercial real estate and C&I opportunities.

The Arizona growth was centered around origination of several significant new C&I relationships and was assisted by moderating payoffs of commercial real estate loans. Momentum in the quarter improved toward the latter half and fundings were back-end loaded. In that regard, the 90-day pipeline would show us carrying this momentum forward in C&I highlighted by continued niche lending expansion and some elevated commercial real estate volume.

We're seeing some opportunity to obtain fixed rate yield under five years by expanding our relationships with seasoned developers and investors, including some multifamily, health care and low income housing projects.

The competitive environment remains elevated in all of our markets with continued emphasis on low rates, but also more widespread use of aggressive credit terms, these include issues such as extended amortizations, reduced or eliminated personal guarantees, and higher collateral advance rates. Overall competition is more intense around the middle market C&I and larger commercial real estate deals as the large and super regional banks remain down market with aggressive pricing.

On the fee side of our business we're experiencing positive trends in wealth management resulting from new advisory relationships and some improvement on the transactional side of the business. The decline in service charge revenue mainly reflects some seasonality, but is overall better than expected due to cross-sell of new C&I relationships and continued focus on reducing fee waivers.

The quarterly decline in the state tax credit business is purely seasonal and this continues to be a steady and profitable niche on an annual basis.

Lastly, we experienced a modest decline from fourth quarter in mortgage originations consistent with the environment. Although preapproval applications and internal referrals are up year-to-date, these have not yet translated in closings as buyers struggle to find inventory in our markets. We continue to adjust our expense base in relation to the demand.

Now I'll pass it over to Keene Turner for the financial discussion.

Keene Turner: Thank you Scott. And good afternoon. As you heard from Peter, we reported 30 cents of earnings per diluted common share for the first quarter. First quarter results were solid and there were several highlights which I believe provide momentum on which to build for the remainder of 2014.

The first quarter marks the third consecutive quarter of mid-single digit annualized growth in our portfolio loan. At 7% or $37 million, we followed up fourth quarter loan growth of 5% or $27 million and 6% or $32 million for the third quarter of 2013.

Asset quality continues to further improve and annualized net charge-offs for the first quarter were 8 basis points, compared to 33 basis points for the fourth quarter. As a point of reference, net charge-offs for the year ended 2013 were 30 basis points.

During the first quarter of 2014 non-performing loans declined to 0.71% of total loans and non-performing assets declined to 0.81% of total assets. The allowance for loan loss coverage of our non-performing loans increased to 180% at March 31.

Finally, non-interest expense returned to pre-fourth quarter levels at $21 million for the first quarter of 2014.

Net interest income on a core basis was $24.1 million and the resulting net interest margin was 3.44%. Both measures declined from the fourth quarter levels primarily due to $600,000 less on a fully tax equivalent basis of loan prepayment penalties on a linked quarter basis. The reduced level of prepayment income impacted net interest margins by 9 basis points.

Additionally, exclusive of the impact of fluctuations of loan prepayment fees from the fourth quarter to the current quarter, net interest margin results met our expectations. Assuming a similar level of prepayment, net interest margin would have been relatively constant as the reduced interest expense from the fourth quarter federal home loan bank prepayment offsets a modest compression in core loan yields.

The core loan yield performance is inclusive of approximately 5 basis points of net interest margin compression that results from continued runoff in higher yielding PCI loans each quarter. as the contractual interest income on those loans is included when we present our core net interest margin.

Margin discussion aside, we're focused on growth in dollars of net interest income. And it's important to note in that context, the majority of the loans booked in the first quarter were variable rate as we continue to have success in acquiring new, and growing with, our commercial and industrial customers.

Given where we are in the interest rate cycle, we believe that our model provides a natural advantage over time in the quality of loans we are banking, not only from a relationship and credit perspective, but also from an interest rate risk perspective. Compared to one year ago, variable rate loans increased 9% and are now 62% of total loans, and we continue to maintain an asset sensitive interest rate risk profile.

On the liability side of the balance sheet, total deposit cost increased 2 basis points to 44 basis points for the first quarter, primarily due to shifts we experienced out of DDA and into money market accounts. Deposit levels declined during the quarter from expected seasonality, consistent with what we have historically experienced in previous first quarters. We believe that our focused efforts to gather additional and diversified sources of deposits has helped this trend and is important for long-term success.

The overall cost of funding improved another 5 basis points to 68 basis points for the quarter and has been reduced 18 basis points from the prior year quarter. This improvement demonstrates our efforts to continue to drive down our funding costs in order to mitigate declining asset yields while balancing maintenance of sufficient liquidity to support our growth plan.

Purchase Credit Impaired, or PCI loans contributed $8.7 million of interest income during the first quarter, but declined when compared to the fourth quarter of 2013. The yield on PCI loans remains stable in the linked quarter at 26%, but balances declined $15 million and totaled $110 million to end the quarter. Additionally, accelerated cash flows were slightly lower at $3.9 million for the first quarter.

Despite the continued runoff in PCI loan balances, the contribution from covered assets improved during the quarter to $1.9 million on a pretax basis compared to $1 million in the fourth quarter.

Driving this increase was the reduced level of change in the FDIC receivable of $2.1 million, which was offset by slightly higher provision on PCI loans of $1.1 million. We expect the average balance of PCI loans to be $113 million for 2014 and highlight that the yield has been relatively constant at 26% for the last four quarters.

Additionally it's important to note that we continue to meaningfully reduce the balance of the FDIC loss share receivable each quarter. The balance at March 31 was just under $30 million, a $4.5 million reduction during the first quarter, and a $27 million reduction compared to March 31, 2013.

As our estimates of overall losses have declined, we write this receivable down to its expected value over the term of the loss share agreement. However, we do expect some level of volatility in the provision for loan losses and the receivable balance going forward, but we think that the magnitude of the swings will abate slightly beginning after the second quarter.

The carrying value of PCI loans was a $110 million at March 31st, net of $42 million of accretable yield and $95 million of non-accretable difference. As loans work out and cash flows occur over time,

our positive experience with accelerated payoff suggests that there is a potential for a portion of non-accretable difference to result in additional income.

As we look forward, we continue to focus our efforts on improving the contribution of pre-tax earnings on a core basis. Reported pre-tax income was $8.9 million for the first quarter and results excluding covered assets or core contribution was approximately 8% or $6.9 million. This trend continues our progress toward driving earnings growth from our core business while continuing to maximize the results of covered assets and PCI loans.

Core pre-tax income increased $3.4 million during the quarter and exclusive of items that were isolated to the fourth quarter, was relatively consistent performance except for reduction to the provision for loan losses on the portfolio loans. Continued asset quality improvement, namely lower net charge offs in the quarter, which were only $400,000 compared to $1.8 million during the fourth quarter, are evidence of continued asset quality progress.

First quarter net charge offs of eight basis points were aided by $1 million of recovery. To the extent that we’re able to maintain our solid asset quality metrics and trends, we are optimistic that we will continue to be able to maintain a relatively low level of credit problems in our portfolio. Our first quarter expenses returned to a more normal run rate at $21 million compared to pre-fourth quarter levels. Compensation and benefits experienced some seasonal increases from payroll taxes and related items in addition to some investments made to bring several risk functions in house. However, continued focus in other areas helped maintain overall expense levels.

We remain focused on our expense run rate and any opportunities for improvement and we continue to actively monitor and manage expenses as we execute our growth strategy. I will conclude my comments with a quick summary of our capital position.

Tangible common equity to tangible assets increased above 8% to 8.25% at March 31st. Our current capital level combined with the expected performance of our covered assets and our core bank provides a solid base from which to grow. Additionally, in line with tangible common equity trends, our regulatory ratios continue to be strong and position us well at the end of the first quarter. At this time, I’d like to thank you for joining us today and will open the line for any questions.

Operator: Thank you. If you would like to ask a question please signal by pressing star one on your telephone keypad. If you are using a speakerphone, please make sure you’re mute function is turned off to allow your signal to reach our equipment. Once again, that’s star one to ask a question. And our first question will come from Jeff Rulis, with D.A. Davidson, please go ahead.

Jeff Rulis: Thanks and good afternoon. With TCE now above 8%, I guess does that prompt anymore M&A discussions internally or revisiting the dividend I guess, has that led to more aggressive sort of capital usage discussions?

Peter Benoist: Hey Jeff, this is Peter - and I think we’ve indicated in prior calls that on the M&A side we are more intentional, we are having discussions - there’s nothing active currently but I’d say we are putting more attention toward that given the capital ratios and potential opportunities. We’re looking in market - we’re not looking out of market in that respect - but we continue to focus on that subject. In terms of the dividend, no - we’ve not really formally addressed the question of the dividend at this point.

Jeff Rulis: And maybe one for Keene on the non-interest expense, you guys mentioned kind of finding a base here, does that suggest that we see modest growth from here, I mean, it sounds like comp was up a bit in the first quarter but at that $21 million base, I guess I could see that.

Keene Turner: I think we’re comfortable with the $20 to 22 million dollar level that we’ve guided you before - my comments were really aimed at making sure that we were clear on the components of how that’s shifted over the last several quarters.

Jeff Rulis: Okay, then maybe one last question on the credit side, it seems like you’ve had some pretty good success reducing that NPA number, I guess the makeup of remaining NPAs - is it more granular and then be more difficult to kind of show the same pace of clean up or how do you see that group of NPAs just in terms of size and ability to reduce the number?

Steve Marsh: So - this is Steve Marsh - as we’ve talked about prior calls, we’re a business oriented bank so it’s kind of lumpy, I think we’re comfortable with the existing level, I wouldn’t expect it to continue on a downward trend at the same rate that we’ve been going down.

Jeff Rulis: Thanks.

Operator: We go next to Chris McGratty with KBW, please go ahead.

Chris McGratty: Hey guys, good afternoon - Peter, on the - maybe I’m missing on the growth, you talked about a lot of the growth in the quarter was at the end of the first quarter, is that to suggest that we should see an acceleration in the rate of loan growth over the year?

Peter Benoist: I think we’re implying that Chris, it was back ended - Scott mentioned that - and I think what was encouraging - I made my comment formally that we’re seeing it on all three markets. I think Scott also alluded to it particularly in the Kansas City market where we’re seeing some very good strength right now so - yes, I think we’re encouraged by the trend and would expect it to continue.

Chris McGratty: Great, and a question on M&A, you know, it seems like conversations are picking up, you know, you guys do have some earnings pressure with the run off portfolio, but you’ve built a C&I platform that I think a lot of banks would be interested in - Peter, you know, this is your second stint with the bank, you know, as running it - how do you think about long term, you know, long term outlook for the company in terms of independence?

Peter Benoist: Well, I think, you know, we’re running this obviously for the shareholder and in that context we’re very aware of the fact that we’re a public company and we’re for sale every day of the week, so in that respect, both the management team and the board is very realistic about the environment, having said that, we built this model because we think it can outperform over the longer term, you know, I spent a lot of time on these calls talking about strategy and the context of where we see the potential for outperformance and that’s what we’re working on as a management team. So I think in that respect, our current view is as long as we can continue to deliver from a shareholder perspective, you know, that issue will take care of itself. If we can’t do that, then we may be looking at other alternatives.

Chris McGratty: Fair enough - thanks a lot.

Operator: Once again as a reminder, if you would like to ask a question, please press star one on your touch-tone telephone. We go next to Andrew Liesch with Sandler O'Neill and Partners.

Andrew Liesch: Hi guys.

Keene Turner: Hi Andrew.

Andrew Liesch: So it looks like about five years ago at the end of this year is when the Valley Capital deal took place. Are there any loans left with the loss sharing agreements on that right now?

Keene Turner: We don’t have - there’s very few - and I think we’re well reserved, well positioned for that and that really should be a non-event for us.

Andrew Liesch: Okay. And then, just based on your comments on like the dividend, it sounds like I would imagine you haven’t discussed share purchases either? Is that correct?

Peter Benoist: That is correct.

Andrew Liesch: Got you, the rest of my questions, you guys have already covered, thanks so much.

Keene Turner: Thanks Andrew.

Operator: Again star one to ask a question, we go next to Brian Martin with FIG Partners.

Brian Martin: Hey Peter, I guess or I guess maybe Steve - could you just talk about the strength you’re seeing in Kansas City? I guess is that tied to the market conditions getting better or is it the new people you’ve hired and maybe just in that context, you know, the C&I growth you guys have put up over the last year, you know, when you look at a $110 million or so in growth over the last 12 months, I mean, what part of that is coming from Kansas City versus coming from St. Louis?

Scott Goodman: Brian, this is Scott - I’ll take that one - yes, on Kansas City, I would say we did add talent at least at the end of last year and I would in fact directly attribute a list to specific new RMs but we’re spreading out the portfolio and it resulted in improved productivity and increased market activity for the team overall, and as I mentioned, the pipeline for Kansas City has really been building and I would say a combination of both C&I and CRE and that pipeline does include contributions from some of those new RMs. So I think, you know, those things take time, but I think we’re seeing the activity build. I think as we look forward, EVL is a strategy that we’ve had a good success in spreading over to Kansas City, we have dedicated folks up there that are focused on that niche, that are focused on their own markets and their own sponsors, so the growth there has been good.

Brian Martin: Okay, and then just the growth over the last year, I mean, how much would you attribute to Kansas City versus kind of St. Louis?

Scott Goodman: You know, I think on a year basis, more of the growth has been in St. Louis than in Kansas City, but as a reminder, you know, last year we spent a good portion of that year recruiting and filling those open positions, shifting the management around so I feel good about the way we’re able to preserve the portfolio in Kansas City and now we’re really positioned for growth there.

Brian Martin: Okay, alright - and then just maybe the - from a margins standpoint - just some of the - as rates begin to rise, I guess, the amount of variable rate loans versus fixed rate loans you guys have and just kind of how you’re thinking that impact will affect the values?

Keene Turner: This is Keene - we’re - I mentioned in my comments we’re at 62% variable rate and we’re very well positioned for rising interest rates, we have a fair degree of added sensitivity but we’re cautious to give up in the short term, so we’re trying to balance that but certainly we’re positioned for rising rates and, you know, we feel good about where we are and as I reiterated, I think we feel that our model sits well, you know, with the expectation that rates will rise at some point.

Brian Martin: Okay, in the new loans you’re putting on today, I mean, because of pre-payment kind of affected things in this quarter, at least on the yield side - what are new loans coming on the books typically?

Scott Goodman: Yes, Brian, I would say it’s obviously extremely competitive, I think we’ve been - we’ve had been good, very effective at holding margin with existing clients and I would say particularly in loan relationships under that million and a half - million dollar threshold which is a good portion of our portfolio, I think as you move up into the larger middle market and large commercial real estate deals, you know, we are seeing, for example, fixed rates in the five year range, you know, in the mid-threes, which is aggressive, I think, you know, if you look at larger C&I deals in the middle market, you know, you’re seeing maybe mid to the low-two spreads over LIBOR on floating rate deals.

Brian Martin: Okay, and just from an M&A perspective, I mean, how - you kind of mentioned that you’re looking in market, as far as the capacity to - how much capacity do you guys see yourself having in, you know, and I guess what are the typical size wise codes for what you’re looking at?

Peter Benoist: Yes Brian, this is Peter - a little tough to answer, I think in this respect we have indicated I think in the past that as we focus on the topic, we’re primarily interested in trying to find organizations that I’m going to say our complimentary to us in terms of our business model, which narrows the field and limits the options quite a bit to some degree. What falls out of that from size perspective can vary but generally it would be certainly under a billion dollars and I’d say over $250 million.

Brian Martin: Okay, alright, I appreciate that, thanks very much.

Keene Turner: Thank you Brian.

Operator: Again, if you’d like to ask a question, it is star one on your phone. And there are not further.

Peter Benoist: I was just going to say if that’s it for the Q&A, that we’d just like to thank you once again for your interest in EFSC and if there are any follow up questions, feel free to contact us individually, Keene, myself, Scott or Steve and we thank you very much for joining the call.

Operator: Ladies and gentlemen, this does conclude today’s conference. We do thank you for your participation.

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